Press Release

iCAD, INC. REPORTS SECOND QUARTER 2007 OPERATING RESULTS
Highlights include 58% revenue growth and lower net loss over second quarter of 2006, record digital CAD revenues and second half financial guidance

Nashua, NH—August 9, 2007—iCAD, Inc (Nasdaq: ICAD), an industry-leading provider of Computer-Aided Detection (CAD) solutions for the early detection of cancer, today announced financial results for its second quarter ended June 30, 2007 and expected financial performance for the second half of 2007.

Second Quarter 2007 Results
Highlights of the second quarter include 58% revenue growth, higher gross margin and a reduced loss from operations over the second quarter of 2006. Also of note, the Company reported record revenues from sales of its digital mammography CAD products. The Company reported total revenue of $6.1 million for the second quarter of 2007 as compared to $3.9 million for the same period of 2006. Gross margin for the second quarter increased to 80.0%, from 78.4% in the prior-year second quarter. Net loss for the second quarter of 2007, including share based compensation of $216,000, decreased to $866,000, or ($0.02) per share, compared to a net loss, including share based compensation of $539,000, of $2.6 million or ($0.07) per share in the second quarter of 2006.

Sales of iCAD’s digital CAD solutions rose 131% over the prior year second quarter from $1.7 million to $4.0 million due to the continued strong demand for full field digital mammography technology and CAD. Sales of film based products declined 8% over the prior year second quarter from $1.4 million to $1.3 million, and service revenue rose 13% over the prior year second quarter from $745,000 to $841,000. Additionally, backlog rose 67% over the prior year second quarter from approximately $900,000 to $1.5 million.

	Q2 2007	Q2 2006	% Growth
Digital revenue	$3,961,880	$1,714,515	131.1%
Film based revenue	1,301,852	1,409,690	(7.6%)
Service revenue	841,004	745,488	12.8%
Total revenue	$6,104,736	$3,869,693	57.8%

Year To Date 2007 Results
For the six months ended June 30, 2007, revenue increased 49%, to $12.3 million compared to revenue of $8.2 million in the six months ended June 30, 2006. Gross margin for the six months increased to 80.2% from 78.7% in the prior-year six months. Net loss for the six months ended June 30, 2007, including share based compensation of $493,000, decreased to $1.4 million, or ($0.04) per share, compared to a net loss, including share based compensation of $547,000, of $4.2 million or ($0.11) per share in the six months ended June 30, 2006.

For the six months ended June 30, 2007, sales of iCAD’s digital solutions increased 102% over the prior year six month period from $3.7 million to $7.4 million. Sales of film based products declined slightly by 2% over the prior year six months, from $3.2 million to $3.1 million and service revenue rose 23% over the prior year six months from $1.4 million to $1.7 million.

	Six months ended June 30, 2007	Six months ended June 30, 2006	% Growth
Digital revenue	$7,415,250	$3,678,575	101.6%
Film based revenue	3,119,156	3,169,597	(1.6%)
Service revenue	1,717,816	1,395,171	23.1%
Total revenue	$12,252,222	$8,243,343	48.6%

“Our second quarter performance demonstrates continued strong progress. I am particularly pleased with the pace of the performance improvements generated by the new management team, which has now completed about four quarters together,” said Ken Ferry, President and Chief Executive Officer of iCAD, Inc. “It is also significant that we delivered record quarterly digital revenue, more than doubling over the second quarter of last year. We believe this pace will continue as only about 20% of the U.S. installed base of mammography systems have converted to digital technology, and the corresponding adoption rate of CAD may now exceed 90%. In addition, we see increasing demand in the international markets.”

Second Half 2007 Financial Outlook
For the second half of 2007, the Company anticipates revenue in the range of $13.7 million to $14.7 million, equating to a full year revenue estimate of $26 million to $27 million. This guidance does not include any potential revenue from the sale of iCAD’s SecondLook Digital and TotalLook products to Fuji in the U.S. The Company also expects to maintain gross margins in the 80% range and anticipates operating expenses will range between $5.3 million and $5.7 million per quarter, as previously guided.

Conference Call Information
iCAD’s management will host a conference call today at 10:00 a.m. EDT to discuss financial results and answer investor questions. Shareholders and other interested parties may participate by dialing +1-866-761-0748 (domestic) or +1-617-614-2706 (international) and entering passcode 56865575, a few minutes before the start of the conference call. A replay of the conference call will be accessible two hours after its completion through August 16, 2007 by dialing +1 888 286 8010(domestic) or +1 617 801 6888 (international) and entering passcode 17941240. The call will also be broadcast live and archived for 90 days on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.
iCAD, Inc. (NASDAQ: ICAD) is an industry-leading provider of Computer-Aided Detection (CAD) solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable CAD systems for the high, mid and low volume mammography markets. iCAD is entrusted with the task of early cancer detection by almost one thousand women’s healthcare centers worldwide. For more information, call +1 877 iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks at 603-882-5200 x7944 or via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Kevin McGrath of Cameron Associates at 212-245-4577 or via email at kevin@cameronassoc.com

For iCAD Public Relations, contact Wendy Ryan of Schwartz Communications at 781-684-0770 or via e-mail at icad@schwartz-pr.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

iCAD, INC.

Consolidated Statements of Operations
(unaudited)

	Three Months		Six Months
	June 30,		June 30,
	2007	2006	2007	2006

Revenue
Products	$5,263,732	$3,124,205	$10,534,406	$6,848,172
Service and supplies	841,004	745,488	1,717,816	1,395,171
Total revenue	6,104,736	3,869,693	12,252,222	$8,243,343

Cost of revenue
Products	947,172	656,555	1,951,290	1,383,041
Service and supplies	271,021	180,853	475,531	373,246
Total cost of revenue	1,218,193	837,408	2,426,821	1,756,287

Gross margin	4,886,543	3,032,285	9,825,401	6,487,056

Operating expenses:
Engineering and product development	1,133,424	1,265,196	2,198,299	2,584,394
General and administrative	1,689,951	2,435,385	3,503,306	4,184,438
Marketing and sales	2,793,446	1,869,042	5,302,205	3,854,729
Total operating expenses	5,616,821	5,569,623	11,003,810	10,623,561

Loss from operations	(730,278)	(2,537,338)	(1,178,409)	(4,136,505)

Interest expense - net	109,333	20,961	215,139	27,688

Net loss	$(839,611)	$(2,558,299)	$(1,393,548)	$(4,164,193)

Preferred dividend	26,830	30,771	55,880	61,203

Net loss attributable to common stockholders	$(866,441)	$(2,589,070)	$(1,449,428)	$(4,225,396)

Net loss per share
Basic and Diluted	$(0.02)	$(0.07)	$(0.04)	$(0.11)

Weighted average number of shares used in computing loss per share
Basic and Diluted	38,035,094	36,879,445	37,755,330	36,871,460

See accompanying notes to consolidated financial statements.

iCAD, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,	December 31,
Assets	2007	2006
Current assets:
Cash and cash equivalents	$3,416,770	$3,623,404
Trade accounts receivable, net of allowance for doubtful
accounts of $90,000 in 2007 and $88,000 in 2006	4,020,702	3,683,178
Inventory, net	2,299,577	3,031,995
Prepaid and other current assets	321,555	219,723
Total current assets	10,058,604	10,558,300

Property and equipment:
Equipment	4,108,174	3,716,247
Leasehold improvements	67,356	70,164
Furniture and fixtures	323,990	296,170
Marketing assets	297,420	290,282
	4,796,940	4,372,863
Less accumulated depreciation and amortization	2,758,126	2,269,139
Net property and equipment	2,038,814	2,103,724

Other assets:
Deposits	63,194	60,444
Patents, net of accumulated amortization	107,332	146,394
Technology intangibles, net of accumulated amortization	3,423,884	3,731,926
Tradename, distribution agreements and other,
net of accumulated amortization	161,200	173,600
Goodwill	43,515,285	43,515,285
Total other assets	47,270,895	47,627,649
Total assets	$59,368,313	$60,289,673
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,751,981	$2,557,108
Accrued interest	444,313	221,050
Accrued salaries and other expenses	2,175,826	2,547,231
Deferred revenue	1,026,681	788,122
Current maturities of capital lease	64,514	-
Current maturities of notes payable	-	375,000
Total current liabilities	5,463,315	6,488,511

Convertible revolving loans payable to related party	2,258,906	2,258,906
Convertible loans payable to related parties	2,788,970	2,784,559
Convertible loans payable to non-related parties	674,265	663,970
Other long term liabilities	21,505	122,000
Total liabilities	11,206,961	12,317,946

Commitments and contingencies

Stockholders' equity:
Preferred stock, $ .01 par value: authorized
1,000,000 shares; issued and outstanding
5,655 in 2007 and 6,295 in 2006, with an aggregate
liquidation value of $1,515,000 and $1,660,000
in 2007 and 2006, respectively, plus 7% annual dividend.	57	63
Common stock, $ .01 par value: authorized
50,000,000 shares; issued 38,204,250 in 2007
and 37,290,848 shares in 2006; outstanding
38,136,374 in 2007 and 37,222,971 shares in 2006	382,042	372,908
Additional paid-in capital	134,234,392	132,660,347
Accumulated deficit	(85,504,875)	(84,111,327)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)
Total Stockholders' equity	48,161,352	47,971,727
Total liabilities and stockholders' equity	$59,368,313	$60,289,673

See accompanying notes to consolidated financial statements.

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